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                                                        EXHIBIT 99




FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION CONTACT:
SUBMITTED:  JANUARY 11, 1995               JACQUELINE THURSTON (614)480-3878


               HUNTINGTON BANCSHARES REPORTS EARNINGS FOR FOURTH
                       QUARTER AND TWELVE MONTHS OF 1994


         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ:HBAN) today reported net income of $242.6 million for 1994, up 2.4% from $236.9 million earned in 1993. Earnings per share were $1.87 compared with $1.85 for the corresponding period one year ago. Per share amounts have been restated to reflect the five-for-four stock split distributed to shareholders in July of 1994. Return on average assets (ROA) was 1.45% versus 1.41% in 1993. Return on average equity (ROE) was 17.29% compared with 19.48% last year.
         Net income for the fourth quarter of 1994 was $52.5 million, or $.41 per share compared with $63.4 million or $.49 for the same period a year ago. ROA and ROE for the most recent quarter were 1.22% and 14.78%, respectively, versus 1.44% and 19.60% in the final quarter of 1993.
         "1994 was a successful year, albeit quite a challenging one for our company," stated Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "The compression in our net interest margin was largely offset by robust loan growth throughout the company. Market conditions, especially rising interest rates, have adversely impacted not only net interest revenue but also fee income derived principally from mortgage
banking and investment management and sales.   Still, our asset quality and
capital ratios are very strong and are among the best in the industry.
         "We anticipate similar factors, particularly the compression of the margin, that prevailed during the second half of 1994, to continue to influence the first half of 1995. The second half

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of 1995 should reflect not only relatively stable margins, but we should also benefit from initiatives started during the past several months. These include the reconfiguration of banking offices, expansion of the "Direct Bank", and restructuring of the Mortgage Company, in addition to accelerated loan growth."
         Huntington already experienced impressive loan growth in 1994.
Average total loans increased 13.7% from 1993 to 1994 with all lending categories, except construction, contributing. However, total average earning assets were lower in the fourth quarter and for the full year of 1994, compared with 1993, due to reduced levels of investment securities and mortgages held for sale.
     Net interest income in the fourth quarter and for the full year of 1994 was $177.3 million and $756.1 million, which was $31.7 million and $40.2 million less than the same periods in 1993. The net interest margin was 4.54% for the fourth quarter and 4.96% for all of 1994, compared with 5.24% and 5.20%, respectively, last year. The decrease in both net interest income and the margin resulted from the lower level of earning assets coupled with significantly higher interest rates and heightened competition in the marketplace. Throughout 1994, the company took various actions to minimize the adverse financial impact of the rising rate environment on earnings.
     Huntington's asset quality measures showed steady improvement throughout 1994. Net charge-offs, as a percent of average total loans, were .31% in the fourth quarter and .24% for the full year, down from .32% for both periods a year ago. Net charge-offs in 1994 were the lowest recorded by the company since 1977.
         Non-performing assets declined to $96.4 million, or .78% of total loans and other real estate, at year-end 1994, from $139.6 million, or 1.27% of total loans and other real estate, one year ago. Huntington's allowance for loan losses, at year-end 1994, totalled $200.5 million, or 1.63% of total loans compared with $211.8 million, or 1.93% of total loans, at the end of 1993. The allowance for loan losses was four and one half times greater than non-performing loans and, coupled with the allowance for other real estate, was almost two times total non-performing assets.
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         Non-interest income, excluding securities transactions, was $54.8 million for the fourth quarter of 1994 and $232.8 million for the full year, respectively, compared with $81.1 million and $278.6 million for the same periods in 1993. This decline was due to the dramatic reduction in mortgage banking income in 1994 caused by decreased residential mortgage origination activity -- an industry wide phenomenon. The company also elected to sell a smaller portion of its mortgage servicing portfolio than was sold in prior periods. Fees from service charges on deposit accounts and credit card were higher in both the fourth quarter and full year of 1994 compared with the same periods one year ago. Excluding mortgage banking income, the company's non-interest income was $182.4 million for all of 1994, an increase of 1.7% over 1993.
         Non-interest expense in the fourth quarter and twelve months of 1994, fell 12.6% and 7.5% from the corresponding periods last year. Much of this decline was attributable to the reduction in mortgage refinancing during 1994, resulting in lower amortization expenses associated with purchased mortgage servicing rights. The slower mortgage market this year also resulted in a lower level of commissions being paid -- down 72.0% in the fourth quarter and 48.7% for all of 1994 versus comparable periods in 1993. Additionally, due to continued improvement in asset quality, legal and loan collection expenses declined in 1994.
         Huntington's capital position continues to be strong. Average equity to average assets was 8.26% and 8.38% for the fourth quarter and twelve months of 1994 versus 7.35% and 7.22% for the same periods last year. The company's Tier I and total risk-based capital ratios were 9.55% and 13.57%, respectively, and its Tier I leverage ratio was 7.99% at year-end 1994. Huntington's capital ratios exceed the regulatory requirements to be considered a "well-capitalized" bank holding company.
         During the fourth quarter of 1994, Huntington completed the acquisition of FirstFed Northern Kentucky Bancorp, Inc., a $226.1 million thrift holding company headquartered in Covington, Kentucky. The transaction was accounted for as a purchase. Currently, the company has two acquisitions pending. On July 12, 1994, Huntington announced an agreement to acquire Security National Corporation of Maitland, Florida, a privately-owned bank holding
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company with assets of $180.4 million.  On December 22, 1994, the company announced the signing of a definitive agreement to acquire Reliance Bank of Florida, headquartered in Melbourne, Florida. Reliance is also a privately-owned bank and has total assets of $92.7 million. Both transactions will be accounted for as a pooling-of-interests and should be completed in the second quarter of 1995.
         Huntington Bancshares is a $18.0 billion regional bank holding company headquartered in Columbus, Ohio. The company's banking subsidiaries operate 344 offices in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Pennsylvania, and West Virginia. In addition, Huntington's mortgage, trust, investment banking, and automobile finance subsidiaries manage 75 offices in the eight states mentioned as well as Connecticut, Delaware, Georgia, Maryland, New Jersey, North Carolina, Rhode Island, and Virginia.

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                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
                           (in thousands of dollars)

CONSOLIDATED RESULTS                              THREE MONTHS ENDED                         TWELVE MONTHS ENDED
   OF OPERATIONS                                      DECEMBER 31         CHANGE                 DECEMBER 31           CHANGE
- --------------------                            ---------------------------------       --------------------------------------
                                                  1994          1993        PCT             1994            1993         PCT
                                                --------      --------     -----        ----------      ----------      -----
Interest Income                                 $318,875      $314,369       1.4 %      $1,219,721      $1,236,311      (1.3)%
Interest Expense                                 141,625       105,456      34.3           463,671         440,111       5.4
                                                --------      --------                  ----------      ----------
Net Interest Income                              177,250       208,913     (15.2)          756,050         796,200      (5.0)
Provision for Loan Losses                          2,488        15,365     (83.8)           15,284          79,294     (80.7)
Non-Interest Income                               54,725        82,025     (33.3)          235,360         305,778     (23.0)
Non-Interest Expense                             150,471       172,091     (12.6)          609,652         658,893      (7.5)
Provision for Income Taxes                        26,520        40,124     (33.9)          123,881         126,879      (2.4)
                                                --------      --------                  ----------      ----------
NET INCOME                                       $52,496       $63,358     (17.1)%        $242,593        $236,912       2.4 %
                                                ========      ========                  ==========      ==========

PER COMMON SHARE AMOUNTS  (1)
- -----------------------------
  Net Income                                       $0.41         $0.49     (16.3)%           $1.87           $1.85       1.1 %

  Cash Dividends Declared                          $0.20         $0.16      25.0 %           $0.72           $0.60      20.0 %

  Shareholders' Equity
    Per Common Share                              $10.84        $10.21       6.2 %          $10.84          $10.21       6.2 %

Average Shares
  Outstanding (000's)                            129,588       128,839                     129,724         128,314


KEY RATIOS
- ----------
Return On:
  Average Total Assets                              1.22 %        1.44 %                      1.45 %          1.41 %
  Average Shareholders' Equity                     14.78 %       19.60 %                     17.29 %         19.48 %
Net Interest Margin                                 4.54 %        5.24 %                      4.96 %          5.20 %
Average Equity/Average Assets                       8.26 %        7.35 %                      8.38 %          7.22 %
Tier I Risk-Based Capital Ratio
    (period end)                                    9.55 %        9.60 %                      9.55 %          9.60 %
Total Risk-Based Capital Ratio
    (period end)                                   13.57 %       14.02 %                     13.57 %         14.02 %
Tier I Leverage Ratio
    (period end)                                    7.99 %        7.03 %                      7.99 %          7.03 %

CONSOLIDATED STATEMENT
OF CONDITION DATA                                                              AT DECEMBER 31                    CHANGE
- ----------------------                                           ------------------ --------------------------------------
                                                                      1994                        1993            PCT
                                                                 --------------              --------------     ----------
Total Loans                                                      $   12,264,436              $   10,953,928           12.0 %
Total Deposits                                                   $   11,965,067              $   12,044,690           (0.7)
Total Assets                                                     $   17,770,640              $   17,618,707            0.9
Shareholders' Equity                                             $    1,411,820              $    1,324,637            6.6

ASSET QUALITY
- -------------
Non-performing loans                                             $       44,479              $       77,187
Total non-performing assets                                      $       96,388              $      139,633
Allowance for loan losses/total loans                                      1.63 %                      1.93 %
Allowance for loan losses/non-performing loans                           450.76 %                    274.44 %
Allowance for loan losses and other real
     estate/non-performing assets                                        193.13 %                    143.41 %

(1)  Per share amounts have been adjusted for the five-for-four stock split distributed in July 1994.